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                           PUBLIC RELATIONS AGREEMENT

             SportsNuts.com International, Inc., a Delaware corporation (the "Company") hereby engages Cynthia DeMonte ("Ms. Demonte") and DeMonte Associates as its investor relations/corporate communications advisor. Throughout this agreement, Ms. DeMonte and DeMonte Associates are hereafter collectively referred to as "Consultant."

             The parties to this agreement hereby agree as follows:

1.           Services.  Consultant agrees to provide the following services:
             --------

             - Analyze SPCI's business and industry, following which a comprehensive fact sheet that summarizes SPCI's corporate and financial profile will be recreated, for distribution to investment professionals and the media. - Work to develop a complete financial public relations program designed to broaden recognition of SPCI in the financial community in the U.S. and abroad. - Advise SPCI in its overall relationship with the financial community through consultation with its management. - Plan, write, and prepare press releases and annual and quarterly reports to shareholders, including the creative graphics and printing, if required.
             - Prepare, together with management, of presentation material for meetings with stockholders. - Develop interest in SPCI and its products through placement of articles, reviews, and quotes in financial and trade publications.
             - Meet with financial community on behalf of SPCI, surveying essential anaylsts, brokers, and institutional investors throughout the country, maintaining an ongoing personal contact program and establishing a schedule of activities. - Arrange meetings between management and members of the financial community; including individual meetings, informal group meetings, and formal presentations. - Review SPCI's transfer sheets to identify holdings and identify regional and institutional strengths. - Establish a mailing list for SPCI, maintain and update the list. This mailing list shall be utilized by SPCI at any time during the length of this contract and shall remain the sole property of SPCI. Any names provided by DeMonte Associates by SPCI will be supplied with status on an ongoing basis. - Work with SPCI as corporate communications advisor and additional shareholder relations liaison throughout crises, as they arise and are rectified.
             - Provide trade show support and, if required, make arrangements for show and provide booth support.

2.           Expenses.  SPCI agrees to reimburse Consultant for any out-of-
             --------
pocket expenses incurred on behalf of SPCI, provided however, that



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SPCI  approves in writing all expenses  incurred by Consultant in excess of $200 prior to such incurrence. If as an agent, Consultant places paid media advertising (at SPCI's discretion), media and production costs must be paid to Consultant in advance.

3.           Term.  This Agreement will become effective on the date stated
             ----
above, and will continue in effect until October 31, 2001 unless terminated by either Party as provided herein.

4.           Compensation.  In exchange for the Services rendered pursuant
             ------------
to this Agreement, the Company shall pay to Consultant the following:

             4.1 Cash. Beginning January 1, 2001, the Company agrees to pay DeMonte Associates $5,000 per month for the remaining term of this Agreement. Subsequent payments shall be due and payable at the beginning of each succeeding month.

             4.2 Shares of Common Stock. The Company hereby grants to Ms. DeMonte Fifteen Thousand (15,000) shares of the Company's Common
Stock.

             4.3 Stock Options. The Company hereby grants to DeMonte Associates an option ("Option") to acquire Ten Thousand (10,000) shares of the Company's Common Stock at an exercise price of $2.50 per share. The Option will be governed by and subject to the provisions of the Company's 1999 Stock Option Plan.

5.           Registration.  As soon as practicable, the Company agrees to
             ------------
file a Registration Statement with the Securities and Exchange
Commission on Form S-8 with respect to the shares of Common Stock issued to Ms. DeMonte pursuant to this Agreement.

6.           Covenant Not to Compete

             6.1 Covenant. Consultant hereby agrees that during the term of this Agreement and during the one (1) year period following the termination of this Agreement, Consultant will not directly or indirectly compete (as defined in Section 6.2 below) with the Company in any geographic area in which the Company does or has done business, and will not (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any was interfere with the relationship between the Company and any employee thereof,
(ii) hire directly or through another entity any person who was an employee of the Company at any time during the six month period preceding the termination of this Agreement, (iii) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company, or (v) authorize or assist in the taking of any of the foregoing actions by any third party.



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             6.2 Direct and Indirect  Competition.  As used  herein,  the phrase
"directly or indirectly compete" shall include owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder,
director,   officer,  employee,   Consultant,   agent,  consultant,   assistant,
instructor, advisor, sole proprietor, partner or otherwise, any business (other than the Company's) which is the same as or competitive with any business conducted or to be conducted by the Company; provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

             6.3 Enforceability. If any of the provisions of this Section 6 is held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Section 10 below.

7. Confidential Information. Consultant acknowledges that during the term of this Agreement, Consultant will develop, discover, have access to, and become acquainted with technical, financial, marketing, personnel, and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature ("Confidential Information"). Consultant agrees that all files, records, documents, and the like relating to such Confidential Information, whether prepared by him or otherwise coming into Consultant's possession, shall remain the exclusive property of the Company, and Consultant hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which Consultant may acquire in any Confidential Information. Consultant further agrees not to disclose or use any Confidential Information and to use Consultant's best efforts to prevent the disclosure or use of any Confidential Information either during the term of this Agreement or at any time thereafter, except as may be necessary in the ordinary course of performing Consultant's duties under this Agreement. Upon termination of this Agreement for any reason, Consultant shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and Consultant shall not take from the Company's premises, without its prior written consent, any such material or equipment or any reproduction thereof.

8. Equitable Remedies. Consultant acknowledges that Consultant's obligations hereunder are special, unique, and extraordinary, and that a breach by Consultant of certain provisions of this Agreement,



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including  without  limitation  Sections 6 and 7 above,  would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Consultant hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled. All of the rights of the Company from whatever source derived, shall be cumulative and not alternative.

9. Assignment. This Agreement is for the unique services of Consultant and is not assignable or delegable in whole or in part by Consultant without the consent of an authorized representative of the Company. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

10.          Waiver or Modification.  Any waiver, modification, or amendment
             ----------------------
of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the Parties hereto.

11. Independent Contractor. The Parties agree that Consultant is an independent Contractor with respect to the Company and that no employment relationship exists between the Parties hereto. Consultant shall use its own professional discretion in performing the services called for hereunder. As an independent Contractor, Consultant shall have no power to act for, bind, or otherwise create or assume any obligation on behalf of the Company, for any purpose whatsoever.

12.          Entire Agreement.  This Agreement constitutes the full and
             ----------------
complete understanding and agreement of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.
13.          Severability.  If any provision of this Agreement is found to
             ------------
be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

14. Notices. Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

             (a)      To Consultant             ------------------------------
                      and Ms. DeMonte at:       ------------------------------
                                                ------------------------------



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             (b)      To the Company at:       10421 South 400 West, Suite 550
                                               Salt Lake City, Utah 84095
                                               Attention: Kenneth I. Denos

15.          Disputes.  The parties agree that in any dispute under this
             --------
agreement, the parties agree to resort to the American Association of Arbitration in New York City. Either party may make application.
This association shall have the power to decide who shall pay costs, fees, and disbursements, in addition to awards.

             IN  WITNESS   WHEREOF,   Ms.  DeMonte  has  signed  this  Agreement
personally and the Company and DeMonte Associates have each caused this Agreement to be executed by its duly authorized representative.

SPORTSNUTS.COM INTERNATIONAL, INC.                  DEMONTE ASSOCIATES

/s/ Kenneth I. Denos, President                     /s/ Cynthia DeMonte
--------------------------------                    ----------------------
Kenneth I. Denos, President                         Cynthia DeMonte, President


                                                    MS. DEMONTE

                                                    /s/ Cynthia DeMonte
                                                    ----------------------------
                                                    Cynthia DeMonte